Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 6, 2014 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $353,000, or $0.07 per diluted share, for the quarter ended June 30, 2014, compared to net income of $970,000, or $0.20 per diluted share, for the quarter ended June 30, 2013. Net income for the year ended June 30, 2014 was $2.3 million, or $0.47 per diluted share, compared to $2.6 million, or $0.52 per diluted share, for the year ended June 30, 2013.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the year ended
	6/30/2014	6/30/2013
	(Unaudited)
Interest income	$14,958	$15,887
Interest expense	2,656	3,351
Net interest income	12,302	12,536

Recovery of loan losses	(132)	(66)
Net interest income after recovery of loan losses	12,434	12,602

Total other income	3,697	4,489
Total noninterest expense	13,192	13,595
Income before income taxes	2,939	3,496

Income tax provision	659	929
Net income	$2,280	$2,567

Basic and diluted earnings per share(1)	$0.47	$0.52
Weighted average shares outstanding(1)	4,835,240	4,967,672

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 were restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013

ASSETS
Cash and Cash Equivalents	$24,970	$27,836	$21,553	$16,639	$16,787
Investment Securities	219,319	210,181	204,677	208,828	202,547
Loans Receivable, net	244,384	246,162	247,165	247,202	254,578
Other Assets	41,792	41,636	38,817	38,782	38,719
Total Assets	$530,465	$525,815	$512,212	$511,451	$512,631

LIABILITIES
Municipal Deposits	$114,270	$107,127	$103,240	$101,994	$90,141
Other Deposits	325,366	327,022	317,226	322,837	331,102
FHLB Advances	15,000	15,000	15,000	10,000	15,000
Other Liabilities	2,899	2,882	2,530	3,241	2,845
Total Liabilities	457,535	452,031	437,996	438,072	439,088
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	72,930	73,784	74,216	73,379	73,543
Total Liabilities & Stockholders' Equity	$530,465	$525,815	$512,212	$511,451	$512,631

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,679	$3,752	$3,768	$3,759	$3,712
Interest Expense	648	622	638	748	712
Net Interest Income	3,031	3,130	3,130	3,011	3,000
Provision for (Recovery of) Loan Losses	160	75	75	(442)	(651)
Net Interest Income after Provision
for Loan Losses	2,871	3,055	3,055	3,453	3,651
Total Other Income	747	887	1,011	1,052	1,106
Total Noninterest Expense	3,244	3,206	3,294	3,448	3,381
Income before Tax Provision	374	736	772	1,057	1,376
Income Tax Provision	21	153	190	295	406
Net Income	$353	$583	$582	$762	$970
Basic and Diluted Earnings per Share	$0.07	$0.12	$0.12	$0.16	$0.20
Weighted Average Shares Outstanding:
Basic and Diluted	4,774,567	4,814,774	4,875,257	4,875,257	4,875,257

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Performance Ratios:
Return on average assets (1)	0.27%	0.45%	0.45%	0.59%	0.75%
Return on average equity (1)	1.91%	3.14%	3.14%	4.17%	5.19%
Interest rate spread (2)	2.43%	2.55%	2.58%	2.48%	2.43%
Net interest margin (3)	2.47%	2.60%	2.62%	2.53%	2.48%
Noninterest expense to average assets (1)	2.44%	2.46%	2.55%	2.68%	2.60%
Efficiency ratio (4)	85.87%	79.81%	79.55%	84.86%	82.34%
Average interest-earning assets to
average interest-bearing liabilities	107.79%	108.45%	108.81%	108.65%	109.29%
Average equity to average assets	13.89%	14.25%	14.36%	14.23%	14.37%

Bank Capital Ratios:
Tangible capital	11.88%	12.00%	12.30%	12.18%	12.07%
Core capital	11.88%	12.00%	12.30%	12.18%	12.07%
Total risk-based capital	26.89%	26.85%	27.33%	26.95%	26.72%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.97%	4.95%	3.48%	3.74%	4.87%
Nonperforming assets as a percent
of total assets	1.99%	2.48%	1.88%	1.98%	2.60%
Allowance for loan losses as a percent
of total loans	2.18%	2.17%	2.12%	2.15%	2.09%
Allowance for loan losses as a percent
of nonperforming loans	54.88%	43.92%	60.90%	57.57%	42.83%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	0.28%	(0.04)%	0.30%	(0.76)%	(0.56)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2014:

Net income decreased $617,000 to $353,000 for the quarter ended June 30, 2014, compared to net income of $970,000 for the quarter ended June 30, 2013.

Net interest income remained flat at $3.0 million for the quarters ended June 30, 2014 and 2013. A decrease of $33,000 in interest income from the prior year period was offset by a $64,000 decrease in interest expense. The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 4.83% for the quarter ended June 30, 2013 to 4.59% for the quarter ended June 30, 2014 and a $10.6 million decrease in the average balance of loans, offset by an increase in the average rate earned on investments from 1.18% for the quarter ended June 30, 2013 to 1.59% for the quarter ended June 30, 2014. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.62% for the quarter ended June 30, 2013 to 0.53% for the quarter ended June 30, 2014. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $160,000 for the quarter ended June 30, 2014 compared to a recovery of loan losses of $651,000 for the quarter ended June 30, 2013, representing an increase of $811,000. The increase in the provision for loan losses was primarily due to a $651,000 recovery in the prior year quarter on a multi-family loan which had previously been charged off and was subsequently paid off during the prior year period. Reflective of continued improvement in our asset quality, nonperforming loans as a percentage of total loans decreased from 4.95% at March 31, 2014 to 3.97% at June 30, 2014, and nonperforming loans as a percentage of total assets decreased from 2.48% at March 31, 2014 to 1.99% at June 30, 2014.

Other income decreased $359,000, or 32.5%, to $747,000 for the quarter ended June 30, 2014 from $1.1 million for the quarter ended June 30, 2013. The decrease in other income was primarily due to a $137,000 decrease in gain on sale of loans, a $81,000 decrease in gain on sale of investments and a $82,000 decrease in gain on sale of other real estate owned.

Noninterest expense decreased $137,000, or 4.1%, from $3.4 million for the quarter ended June 30, 2013 to $3.2 million for the quarter ended June 30, 2014. The decrease was primarily due to a $172,000 decrease in compensation and employee benefits resulting from the recognition in the prior year quarter of a $199,000 IRS assessment for prior years’ payroll taxes.

For the year ended June 30, 2014:

Net income decreased $287,000 to $2.3 million for the year ended June 30, 2014, compared to net income of $2.6 million for the year ended June 30, 2013.

Net interest income decreased $234,000, or 1.9%, to $12.3 million for the year ended June 30, 2014 as compared to $12.5 million for the year ended June 30, 2013. A decrease of $929,000 in interest income was partially offset by a $695,000 decrease in interest expense. The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 4.88% for the year ended June 30, 2013 to 4.73% for the year ended June 30, 2014, an $18.5 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 1.59% for the year ended June 30, 2013 to 1.53% for the year ended June 30, 2014, partially offset by a $28.0 million increase in the average balance of investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.73% for the year ended June 30, 2013 to 0.56% for the year ended June 30, 2014. Changes in interest rates are reflective of decreases in overall market rates during the year ended June 30, 2014.

The net recovery of loan losses was $132,000 for the year ended June 30, 2014 compared to a net recovery of loan losses of $66,000 for the year ended June 30, 2013. The recovery of loan losses during the year ended June 30, 2014 was due to a $379,000 commercial loan recovery and a $124,000 recovery from two one- to four-family loans. The recovery of loan losses during the year ended June 30, 2013 was due to a $651,000 recovery on a multi-family loan. Reflective of continued improvement in our asset quality, nonperforming loans as a percentage of total loans decreased from 4.87% at June 30, 2013 to 3.97% at June 30, 2014, and nonperforming loans as a percentage of total assets decreased from 2.60% at June 30, 2013 to 1.99% at June 30, 2014.

Other income decreased $792,000, or 17.6%, to $3.7 million for the year ended June 30, 2014 from $4.5 million for the year ended June 30, 2013. The decrease in other income was primarily due to a $664,000 decrease in gain on sale of loans and a $634,000 decrease in gain on sale of investments, partially offset by a $208,000 increase in other income. The decrease in gain on sale of investments is due to the sale of mortgage-backed securities and other available for sale securities in the prior year with no such sales in the current year. The decrease in gain on sale of loans is the result of a higher level of refinancing activity in the prior year and the Bank’s decision to retain fifteen year fixed-rate loans in its loan portfolio during the current year. The increase in other income is primarily due to an increase in the value of mortgage servicing rights during the current year as a result of a decline in prepayment of mortgages.

Noninterest expense decreased $403,000, or 3.0%, from $13.6 million for the year ended June 30, 2013 to $13.2 million for the year ended June 30, 2014. The decrease was primarily due to decreases of $206,000 in compensation and employee benefits, $147,000 in deposit insurance premium and $100,000 in premises and occupancy expense, partially offset by an increase of $114,000 in professional fees. The decrease in compensation and employee benefits expense was primarily due to the recognition in the prior year of a $199,000 IRS assessment for prior years’ payroll taxes. The decrease in deposit insurance premium is reflective of an overall decrease in average deposits in the current year compared to the prior year. The decrease in premises and occupancy expense was primarily the result of non-recurring expenses for data processing upgrades in the prior year. The increase in professional fees is primarily the result of utilizing outside resources for internal audit and planning in the current fiscal year.

Total assets were $530.5 million at June 30, 2014, compared to $512.6 million at June 30, 2013. A $16.8 million increase in investment securities and a $8.2 million increase in cash and cash equivalents were partially offset by a $10.2 million decrease in loans. The increase in investment securities and cash and cash equivalents was the result of the payoff of loans with a portion of the proceeds being redeployed into purchases of mortgage-backed securities and other available for sale securities. The decrease in loans was primarily the result of an increase in net payoffs in one- to four-family real estate and commercial real estate loans during the current year.

Total liabilities increased $18.4 million from $439.1 million at June 30, 2013 to $457.5 million at June 30, 2014 due to an increase of the same amount in deposits during the current year, primarily as a result of an increase in municipal deposits.

Total stockholders’ equity was $72.9 million at June 30, 2014, compared to $73.5 million at June 30, 2013. Net income of $2.3 million, a $1.0 million decrease in unrealized loss on investments and $390,000 in amortization of ESOP shares are offset by treasury stock repurchases of $2.2 million, cash dividends of $1.1 million and purchases for stock plans of $1.1 million. At June 30, 2014, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 27, 2013 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.